EXHIBIT 99.1

Contact:	Financial Inquiries:	Media Inquiries:
	Steven E. Dietrich	John W. Mangan
	(503) 274-2300	(503) 701-7503

CROWN PACIFIC ANNOUNCES PROPOSED MOVE FROM

NYSE EXCHANGE TO THE OTC BULLETIN BOARD

PORTLAND, ORE. — March 14, 2003 — Crown Pacific Partners, L.P. (NYSE: CRO), an integrated forest products company, today announced that it expects its limited partnership units to be quoted on the Over-The-Counter Bulletin Board (OTCBB) as of Tuesday, March 18, 2003, under a new trading symbol yet to be assigned. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information on more than 3,700 equity securities. Crown Pacific will announce its new ticker symbol on the OTCBB as soon as it is assigned to the Partnership.

The New York Stock Exchange announced today its determination to suspend trading in Crown Pacific’s limited partnership units prior to the opening of market trading on Tuesday, March 18, 2003. It is expected that the NYSE will commence proceedings to delist Crown Pacific’s units in the immediate future. The Partnership anticipates working with the NYSE to ensure a smooth transition to the OTCBB.

Crown Pacific also reconfirmed that the financial performance of its operations and the Partnership’s cash position and working capital availability are in line with the Partnership’s first quarter 2003 operating outlook discussed in its last quarterly release of January 22, 2003.

About Crown Pacific

Crown Pacific Partners, L.P. (NYSE: CRO) is an integrated forest products company.  Crown Pacific owns and manages approximately 524,000 acres of timberland in Oregon and Washington, and uses modern forest practices to balance growth with environmental protection. Crown Pacific operates highly efficient mills in Oregon and Washington, which produce dimension lumber for domestic and export markets. Crown Pacific’s strategic network of marketing and sales offices in the West provide cost-effective product distribution, and have made Crown Pacific a market leader in several of the nation’s fastest growing housing markets.

Further details and discussion of Crown Pacific’s operating performance and outlook, as well as copies of Partnership news releases, may be obtained from Crown Pacific’s Web site at www.crownpacificpartners.com or by calling Crown Pacific directly at (888) NYSE CRO (697-3276).

Forward-Looking Statements

Information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Crown Pacific’s expectations, forecasts, hopes, beliefs, predictions, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage and property sales. Crown Pacific’s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations — as well as the substantial capital resources required to fund its operations and the uncertainty regarding procurement of additional equity capital.  Accordingly, actual results may differ materially from the expectations expressed in this release.

Additional factors that could affect future performance include our ability to negotiate and execute a recapitalization with our lenders, environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where Crown Pacific’s products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the increase in the value of the U.S. dollar against foreign currencies, and the ability of Crown Pacific to implement its business strategy. These and other risks are described in Crown Pacific’s registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from Crown Pacific or the United States Securities and Exchange Commission.

# # #